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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.   Name and Address of Reporting Person*

   Matthew A. Veal

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   (Last)                           (First)             (Middle)

   355 Interstate Blvd.
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                                    (Street)

   Sarasota                          FL                  34240
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


   American Communications Enterprises, Inc.
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


   N/A

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4.   Statement for Month/Year

     January 2001
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5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Financial Officer

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

================================================================================

                                                                                                 6.

                                                    4.                            5.             Owner-
                                                    Securities Acquired (A)or     Amount of      ship
                                       3.           Disposed of (D)               Securities     Form:     7.
                                       Transaction  (Instr. 3, 4 and 5)           Beneficially   Direct    Nature of
                         2.            Code         ----------------------------- Owned at End   (D) or    Indirect
1.                       Transaction   (Instr. 8)                 (A)             of Month       Indirect  Beneficial
Title of Security        Date          ------------     Amount    or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)     Code     V                (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             01/08/01                      150,000     A     0.10416   150,000         D
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                    2.                                                                                  Deriv-    of
                    Conver-                    5.                            7.                         ative     Deriv-   11.
                    sion                       Number of                     Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.              of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date            Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)          Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------          or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-          Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion             of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title
Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
NONE
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====================================================================================================================================

/s/ Matthew A. Veal                                      1/9/2001
---------------------------------------------            ---------
By: Matthew A. Veal, Director                            Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.